Exhibit 99.1

Inergy Holdings Appoints New Member to Board of Directors

Kansas City, MO (May 12, 2006) – Inergy Holdings, L.P. (NASDAQ:NRGP) announced today that Richard T. O’Brien has been appointed to the board of directors of Inergy Holdings GP, LLC, the general partner of Inergy Holdings, L.P., effective immediately. Mr. O’Brien will also serve on the Audit Committee.

Mr. O’Brien currently serves as the senior vice president and chief financial officer of Newmont Mining Corporation (NYSE:NEM), one of the world’s largest gold producers, based in Denver, Colorado. Mr. O’Brien served on the board of directors of the general partner of Heritage Propane Partners, L.P., the predecessor to Energy Transfer Partners, L.P. (NYSE: ETP). Mr. O’Brien is a graduate of the University of Chicago with a degree in economics, and he also holds a law degree.

“Dick O’Brien has a broad range of financial and operational experience in several industries, including the energy sector. His experience and leadership will be invaluable in guiding Inergy in the successful execution of its long-term growth objectives,” said John Sherman, Inergy’s President and CEO. “We are pleased to welcome him to our board of directors.”

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P. (NASDAQ:NRGY), including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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